Exhibit 10.10

ADMINISTRATIVE SUPPORT SERVICES CONTRACT

As of this document, the “Administrative Support Services Contract” entered into between:

1)             SERVICIOS DE APOYO ADMINISTRATIVO S. A. de C.V., duly represented by its Executive President Mr. Germán Larrea Mota-Velasco, with domicile in Av. Baja California #200, Colonia Roma Sur, Mexico 06760 – D.F., Mexico, R.F.C. SAASA-920429-7U9, hereinafter called “SAASA”; and on the other part,

2)             SOUTHERN PERU COPPER CORPORATION, Peru Branch, with RUC #20100147514, duly represented by its President, Mr. Oscar González Rocha, with domicile in Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, Lima, Perú, registered in Entry # 2447 of the Mining Public Registry, hereinafter called “SOUTHERN PERU”.

This Contract is entered into in the following terms and conditions:

FIRST – BACKGROUND:

1.1)      SAASA is a company not domiciled in Perú, which develops mining activities in Mexico and the United States of America with Management personnel, who have the capacity and experience in business administration.

1.2)      SOUTHERN PERU is a company dedicated solely and exclusively to mining activities, with mining operations in Toquepala and Cuajone, and the operations of the Ilo Smelter and Refinery, which require support and counsel in some international matters of its corporate activity, in its business evolution and projection for the development of its activities.

SECOND – OBJECTIVE

According to this document, SOUTHERN PERU contracts the services of SAASA in order that SAASA, with its ample experience provides them with administrative support services in its business evolution and projection for the development of its mining activities.  For this purpose, SAASA will provide SOUTHERN PERU the following services:

a)                   Legal Support and Corporative Counsel services in matters related to its organization, for the execution of the Stockholders’ meetings, Board of Directors, Executive Committee and others to be required.  These services include support in the corporative communications with institutional investors,  and natural persons in Peru and the United States of America and others.

b)                  Support services in the obtaining of international financing that SOUTHERN PERU would require for its normal operations and expansion and modernization projects.

c)                   Accounting Support Services, in the preparation of the Financial Statements of the Branch, for the consolidation of the Corporative Financial Statements, compliance with CONASEV and SEC, the Lima and New York Stock Exchange, etc.

d)                  Support services in matters related to the administration of human resources, relations with employees, workmen and unions, in order to formulate remuneration policies that allow a reduction in the labor costs of SOUTHERN PERU and more efficiency in the administration of human resources.

e)                   Support services in the Logistics and purchase operations, consolidating the operations of both businesses for the obtaining of better conditions and terms in the purchase of necessary materials, inputs and equipment for the operations of SOUTHERN PERU, performing it in a global form.

f)                     Support Services in the international commercialization of the products produced by SOUTHERN PERU (copper, molybdenum, silver, gold, sulphuric acid, etc.), consolidating them with own products in order to obtain better sales terms and more earnings.

g)                  Support services in the development of new projects that SOUTHERN

PERU must execute, rendering counsel in engineering, design, environmental and other matters required by law.

h)                  Support services in the placing of insurances and reinsurances that SOUTHERN PERU must contract for the protection of its assets in Peru.

i)                      Other services that SOUTHERN PERU might require.

These services will be rendered by SAASA in favor of SOUTHERN PERU principally abroad.

THIRD – TERM:

This contract with be in force for one year, as from January 1st, 2000, being automatically renewed at its expiration, for periods of same duration, except if any of the parties inform the other with a previous 30 day period to the effective expiration date wanted, their intention of terminating it; without prejudice of that stipulated in the Nineth Clause  – Resolution.

FOURTH – RENDERING OF SERVICES:

For the total and complete rendering of services that SAASA will provide to SOUTHERN PERU by this contract, SOUTHERN PERU will pay and/or reimburse the following amounts:

4.1)                             Rendering of Services:

For the total and complete rendering of services referred to in the Second Clause, SOUTHERN PERU will pay SAASA, for all concepts, for every one year period of this contract, the total amount of US$7’000,000.00 (Seven Millions and 00/100 Dollars), as follows:

4.1.1)                    For the first year period of this Contract, the representatives of the contracting parties will agree the opportunity in which SOUTHERN PERU will pay SAASA for the services rendered, without exceeding the annual limit aforementioned.  The amount agreed will be paid upon presentation of the corresponding receipt duly cancelled.

4.1.2)                    For the second and other years’ period of this Contract, the contracting parties agree that SOUTHERN PERU will pay SAASA for the services rendered, the amount of US$583,333.33 (Five hundred and eighty three thousands three hundred and thirty three and 33/100 Dollars) monthly.  The amount agreed will be paid upon presentation of the corresponding receipt duly cancelled.

4.1.3)                    Each one of the receipts that SAASA  issues by this Contract must be duly detailed, indicating the services rendered, the time dedicated to the same, etc.

4.2)      Traveling Expenses and others.

SAASA will exclusively pay the expenses incurred for the rendering of services according to this Contract, as:  Airline tickets, stays, meals, lodging, administrative assistance services, remunerations of its personnel, medical attentions, etc. as it is the intention of the contracting parties that SOUTHERN PERU pay only the rendering of services mentioned in the Fourth Clause of this Contract.

4.3)      Expenses incurred by SOUTHERN PERU.

The expenses corresponding to SAASA, and that for any reason would have been assumed by SOUTHERN PERU, will be deducted from the monthly payments referred to in sub-clause 4.1.2) of this Contract.

FIFTH – NATURE OF THE CONTRACT:

5.1)                            The parties clearly express that no labor relation will exist between the employees that SAASA will assign for the compliance of this contract and SOUTHERN PERU, will or would not be responsible for the social benefits of this personnel or any other obligation of labor nature with the same.

5.2)                            The relation between the parties is of the civil type and is not governed by the labor laws.

SIXTH – TAXES:

SAASA will be responsible for the payment of the Income Tax in Peru, that would affect the services of this contract, except express disposition and to the contrary established by law.

SOUTHERN PERU will be responsible for the payment of any other tax, established or to be established, that could affect the services of this contract, except express disposition and to the contrary established by law.

SEVENTH – AUTONOMY:

For the effects of the execution of this contract, SAASA will render its services in the form, date, schedule and other conditions that it considers convenient, therefore, due to the nature of this contract, SAASA or its personnel, are not subject to any relation of subordination, dependency or schedule with SOUTHERN PERU, consequently, SAASA will not be considered as an agent, worker or subordinate of SOUTHERN PERU.

EIGHTH – EXCLUSIVENESS:

This contract does not imply exclusiveness in favor of SAASA with respect to the services required by SOUTHERN PERU, consequently, SOUTHERN PERU may contract other professionals for the rendering of the same services mentioned in this document.

NINTH – RESOLUTION:

This contract may be resolved in any moment by any of the parties, without the existence of noncompliance or misdeed on behalf of the other party, with no responsibility, with no other requisite or formality other than notify the decision to do so, forwarding to this effect a written communication with an anticipation of not less than five (5) calendar days previous to the effective date of resolution. In this case, neither of the parties will have the right to claim any compensation for damages, including indirect damages or lost profits or for any other reason.

TENTH – HEADING OF THE CLAUSES:

The headings or titles of the clauses of this contract do not constitute a part of the same, having been inserted only to facilitate its interpretation.

ELEVENTH – REPRESENTATIVES:

According to this Contract, the contracting parties designate the following representatives:

11.1)       SAASA designates Mr. Daniel Tellechea in Av. Baja California #200, Colonia Roma Sur, Ciudad de Mexico, Mexico
Phone: (52-55) 5574-8483 and Fax: (52-55) 5264-7664.

11.2)                      SOUTHERN PERU designates Mr. José N. Chirinos, in Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco. Phone: (51-1) 372-0029 and Fax: (51-1) 372-0262.

In the event of any change of the aforementioned representatives during the period of this contract, the contracting party who performs this change is compelled to notify such change, by writing, to the other party.

TWELFTH – SAASA PERSONNEL:

All SAASA personnel who must work in Peru according to this contract must obtain from the Peruvian Consulate abroad a “Business Permit”, as required by the Foreigners Law of Peru.

For the purposes of the Income Tax of Peru, such personnel will be assigned a daily earning which will be settled by National Superintendence of Tax Administration – SUNAT.  The amount of the resulting Income Tax will be deducted from the fee agreed.

SOUTHERN PERU will issue the “Letter of Guaranty” for the not domiciled personnel to be handed over to the Competent Authority when leaving the country.

THIRTEENTH – CONFIDENTIALITY:

It is understood that during the execution of this contract, SAASA and/or its representatives, may have access to technical, administrative, operating and of other nature information related to the activities of SOUTHERN PERU, information that the parties expressly consider as strictly confidential.  For such reason, SAASA and/or its representatives, are obliged to maintain absolute confidentiality on such information and commits itself not to use or disclose such information without the written consent of SOUTHERN PERU, during the term of this contract or any future time.

In the event that SAASA does not comply with the obligation of confidentiality assumed in this Clause, the parties agree to establish a penalty equivalent to a decuple of the amount which has been paid according to this contract, without prejudice of SOUTHERN PERU’s right to claim subsequent damage, in accordance with Article 1341 of the Civil Code of Peru.

FOURTEENTH – APPLICABLE LAW:

This contract is subject to the Laws of Peru.

FIFTEENTH – JURISDICTION AND ARBITRATION:

The contracting parties resign to the jurisdiction of their domiciles and expressly submit to the jurisdiction of the judges and courts of the city of Lima.

Any controversy arising between the parties in connection with this contract as to its interpretation and/or compliance, including that referred to its nullity or validity, will be settled by arbitration according to the Arbitration Law of the National Institute of Mining and Oil Law (Instituto Nacional de Derecho de Minería y Petróleo), in charge of three arbitration judges to be elected from the board of arbitration judges of said Institute, through final and unappealable judgement.

SIXTEENTH – LEGAL:

To this effect, the parties indicate as their domiciles the ones mentioned in the introductory part of this document, being understood that the same can only be modified upon notarial communication sent to the interested party, with an anticipation of not less than seven (7) working days previous the effective change of the domicile. All the communications related to the contract, and, in general, to all that is referred to the execution and compliance of the same, must be delivered to the aforementioned domicile. If these formalities for the change of domicile are not observed, the communications sent to the domiciled mentioned in the introductory part of this document will be in effect.

SEVENTEENTH – ASSIGNMENT OF THE CONTRACT:

It is expressly agreed and resolved that in no event SAASA may transfer or in any way assign, totally or partially this contract to third parties.  The non-compliance of this obligation will give rise to the automatic resolution of the same.

EIGHTEENTH – SUSCRIPTION AND SIGNATURE:

With the previous ratification by the contracting parties of all and every one of the clauses of this contract, and the agreement that this document, as well as the aspects not expressly agreed in the same, will be ruled by the regulations of good faith, the common intention of the parties and the applicable legislation; is signed in Lima – Peru, in two copies the 17th day of the month of November 2000.

SERVICIOS DE APOYO ADMINISTRATIVO, S. A. de C.V.	SOUTHERN PERU COPPER CORPORATION, Peru Branch

/s/ Genaro Larrea Mota-Velasco	/s/ Oscar González Rocha
Genaro Larrea Mota-Velasco	Oscar González Rocha
Comercial General Director	President

/s/ Daniel Tellechea Salido
Daniel Tellechea Salido
Adm. and Finance General Director